IMAGIS Technologies Inc. 1300-1075 West Georgia Street Vancouver, BC Canada V6E 3C9 Tel: (604) 684-2449 Fax: (604) 684-4601 email: sandy@imagistechnologies.com

Imagis retains U.S. Investment Banking Firm, Roth Capital Partners

Vancouver, Canada - December 13, 2001: Imagis Technologies Inc. ("Imagis") (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) announced today that it has retained Roth Capital Partners headquartered in Newport Beach, California, to act as its financial advisor.

During the next six months, Roth Capital has agreed to advise Imagis on strategic alternatives, including financing, mergers and acquisitions, business combinations, and joint ventures.

Roth Capital is a full service U.S. investment bank servicing emerging growth companies in the small and micro-cap market. Since 1993, Roth Capital Partners has raised approximately $3.5 billion for more than 140 companies. In addition to providing investment banking and capital markets services, Roth Capital provides investment research and assistance on private placements as well as mergers and acquisitions advisory services.

Mr. Iain Drummond, Imagis President and CEO commented, "We are pleased to have retained Roth Capital as our financial advisors in the United States. We received proposals from several leading North American brokerage firms, and chose Roth Capital because of their expertise in the emerging growth sector. They have an excellent track record in identifying exceptional companies with significant long-term growth prospects and assisting them in accessing U.S. institutional capital, providing mergers and acquisitions advice and generally enhancing the visibility of their clients in the U.S. market place. They have a particular commitment to micro-cap and small-cap companies and have had recent successes in the security sector."

In addition, Imagis reports that effective Friday, December 14, 2001, it will be upgraded to Tier 1 of the Canadian Venture Exchange Inc. (the "Exchange"). Approximately 13% of the Exchange's listed companies are categorized as Tier 1 issuers, comprising the most senior and advanced companies listed on the Exchange. In order to be listed on Tier 1, companies must meet stringent requirements in terms of net tangible assets, working capital, management expertise and public distribution, which the Company has now achieved. Mr. Rory Godinho, Director and Corporate Secretary, stated, "We are pleased that the Canadian Venture Exchange has recognized our Company's growth and maturity into one of the Exchange's more senior companies. We feel this is a significant milestone and an important step in achieving our goal of gaining greater public exposure to match the significant inroads the Company has made in providing leading edge facial recognition technology to the security industry. The Board of Directors wish to thank our management, staff and advisors for their dedication and hard work in achieving these goals."

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News Release December 13, 2001 Page 2	IMAGIS Technologies Inc. 1300-1075 West Georgia Street Vancouver, BC Canada V6E 3C9 Tel: (604) 684-2449 Fax: (604) 684-4601 email: sandy@imagistechnologies.com

About Roth Capital Partners
 Roth Capital Partners is a leading full service investment bank that serves corporate, institutional and individual clients. The firm specializes in providing emerging growth companies with access to the capital markets and to financial advisory services at every stage of the company's lifecycle. The firm offers a complete range of banking services to growth companies, including initial public offerings, follow-on equity offerings, investment research, sales and trading, private placements, mergers and acquisitions, and other financial advisory services. The firm seeks to discover innovative investment ideas and to bring them the expertise and resources of a full service investment bank. Roth Capital Partners maintains corporate headquarters in Newport Beach, as well as offices in Los Angeles, Salt Lake City, and Seattle. Visit the Roth Capital Partners website at http://www.rothcp.com.

About IMAGIS
Imagis (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has over 130 national and international installations within over a thousand users of its software including its biometric facial recognition technology, including at Toronto's Pearson International Airport, the world's 16th busiest airport and Oakland International Airport which serves more than 10 million travelers per year, and several installations throughout the U.S., Canada, Mexico, and the UK. Imagis markets its products through a network of business partners located in North America, Asia, Europe and Latin America. Imagis' Chairman is Oliver "Buck" Revell, who served for over 30 years in the FBI, and during his career advanced to the number two-career post of Associate Deputy Director. Imagis is on the web at http://www.imagistechnologies.com

On behalf of the Board

"Rory Godinho"

Corporate Secretary

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CONTACT:

Sandra Buschau , VP Investor Relations Imagis Technologies Inc. Tel: (604) 684-2449 E-mail: sandy@imagistechnologies.com	US Media Contact Annie Kim Schwartz Communications Tel: (415) 512-0770 E-mail : imagis@schwartz-pr.com

The Canadian Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.